EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Solid First Quarter Results

10.5% Increase in FFO Per Diluted Share

Reaffirms 2014 FFO Guidance

SAN DIEGO, April 30, 2014 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the first quarter ended March 31, 2014.

HIGHLIGHTS

  Net income of $3.3 million, or $0.04 per diluted share for 1Q'14
  10.5% increase in FFO (1) per diluted share to $0.21 (1Q'14 vs. 1Q'13)
  $112.1 million in shopping center acquisitions committed year-to-date
  4.3% increase in same-center cash net operating income (1Q'14 vs. 1Q'13)
  95.9% portfolio occupancy rate at March 31, 2014
  92.4% of company's warrants retired to date (remaining warrants expire Oct. '14)
  38.2% debt-to-total market capitalization ratio at March 31, 2014
  3.4 times interest coverage ratio for 1Q'14
  Quarterly cash dividend of $0.16 per share declared

__________________________

(1) A reconciliation of GAAP net income to Funds From Operation (FFO) is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We are off to a solid start in 2014. We are continuing to execute our business plan of broadening our portfolio through acquiring shopping centers in our core, West Coast markets, and enhancing value through our leasing and management initiatives. Year-to-date, we have secured $112.1 million of shopping center acquisitions. Additionally, for the ninth consecutive quarter, we posted solid growth in same-center net operating income. We also executed a record number of leases and achieved solid growth in same-space comparative rents." Tanz also commented, "With our accomplishments thus far in 2014, together with our acquisition pipeline activity and leasing momentum, we are on track with achieving our growth objectives for the year."

FINANCIAL SUMMARY

For the three months ended March 31, 2014, net income was $3.3 million, or $0.04 per diluted share, as compared to a net income of $2.3 million, or $0.04 per diluted share for the three months ended March 31, 2013. FFO for the first quarter of 2014 was $16.5 million, or $0.21 per diluted share, as compared to $11.5 million in FFO, or $0.19 per diluted share for the first quarter of 2013, representing a 10.5% increase on a per diluted share basis. ROIC reports FFO as a supplemental performance measure. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At March 31, 2014, ROIC had a total market capitalization of approximately $1.8 billion with $686.1 million of debt outstanding, equating to a 38.2% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $117.7 million of mortgage debt and $568.4 million of unsecured debt. At March 31, 2014, ROIC had $122.4 million outstanding on its unsecured credit facility. For the first quarter 2014, ROIC's interest coverage was 3.4 times.

ACQUISITION SUMMARY

During the first quarter, ROIC acquired two grocery-anchored shopping centers, in separate transactions, for a total of $69.1 million. To date in the second quarter, ROIC has acquired a grocery-anchored shopping center for $27.8 million and currently has a binding contract to acquire an additional shopping center for $15.2 million.

Tigard Marketplace

In February 2014, ROIC acquired Tigard Marketplace for $25.1 million. The shopping center is approximately 137,000 square feet and is anchored by H-Mart Supermarket. The property is located in Tigard, Oregon, within the Portland metropolitan area, and is currently 92.1% leased.

Creekside Plaza

In February 2014, ROIC acquired Creekside Plaza for $44.0 million. The shopping center is approximately 129,000 square feet and is anchored by Stater Brothers Supermarket. The property is located in Poway, California, within the San Diego metropolitan area, and is currently 100% leased.

North Park Plaza

In April 2014, ROIC acquired North Park Plaza for $27.8 million. The shopping center is approximately 77,000 square feet and is anchored by SF Supermarket. The property is located in San Jose, California and is currently 100% leased.

Aurora Square

ROIC has a binding contract to acquire a shopping center for $15.2 million, located in Shoreline, Washington, within the Seattle metropolitan area. The property is approximately 66,000 square feet and is contiguous to an existing ROIC grocery-anchored shopping center, Aurora Square. The property under contract, together with Aurora Square, aggregate 104,000 square feet and is anchored by Marshall's (shopping center under contract) and Central Supermarket (ROIC's existing shopping center). The combined shopping center is currently 96.7% leased.

 CASH DIVIDEND

On March 28, 2014, ROIC distributed a $0.16 per share cash dividend. On April 30, 2014, ROIC's board of directors declared a cash dividend of $0.16 per share, payable on June 27, 2014 to stockholders of record on June 13, 2014.

WARRANT UPDATE

During the first quarter of 2014, approximately 0.6 million warrants were exercised, providing ROIC with $7.7 million of proceeds. Thus far in the second quarter of 2014, approximately 1.5 million warrants have been exercised, providing ROIC with $18.4 million of proceeds.

To date, 92.4% of ROIC's outstanding warrants have been retired, including: approximately 21.1 million warrants exercised (including 18.9 million warrants exercised in 2013 and 2.2 million warrants exercised year-to-date in 2014), providing ROIC with $252.7 million of proceeds; approximately 16.6 million warrants repurchased by ROIC in 2013, for an aggregate purchase price of $32.8 million; and all 8.0 million founders' warrants exercised on a cashless basis in 2013. ROIC currently has approximately 3.8 million warrants outstanding, scheduled to expire in October 2014.

2014 FFO GUIDANCE

Based on actual results for the first three months of 2014, ROIC maintains its previously stated guidance that FFO for the full year will be within the range of $.80 to $0.85 per diluted share, and net income will be within the range of $0.16 to $0.17 per diluted share. For a reconciliation of GAAP net income to FFO, please refer to the ROIC's press release dated February 24, 2014. ROIC's guidance is based on numerous underlying assumptions and is a forward-looking statement, as defined elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on Thursday, May 1, 2014 at 12:00 p.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 13692665. A live webcast will also be available in listen-only mode at http://www.roireit.net/. The conference call will be recorded and available for replay beginning at 5:00 p.m. Eastern Time on May 1, 2014 and will be available until 11:59 p.m. Eastern Time on May 8, 2014. To access the conference call recording, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the Conference ID: 13692665. The conference call will also be archived on http://www.roireit.net/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC) is a fully integrated, self-managed real estate investment trust.  ROIC specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores.  As of March 31, 2014, ROIC owned 56 shopping centers encompassing approximately 6.0 million square feet. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," "guidance" and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements.   Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Balance Sheets

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Real Estate Investments:
Land	$ 472,197,953	$ 458,252,028
Building and improvements	967,639,491	914,181,620
	1,439,837,444	1,372,433,648
Less: accumulated depreciation	61,691,390	57,499,980
Real Estate Investments, net	1,378,146,054	1,314,933,668
Cash and cash equivalents	12,764,579	7,919,697
Restricted cash	1,583,491	1,298,666
Tenant and other receivables, net	22,781,025	20,389,068
Deposits	25,000	775,000
Acquired lease intangible assets, net of accumulated amortization	52,012,840	55,887,471
Prepaid expenses	1,746,393	1,371,296
Deferred charges, net of accumulated amortization	31,180,178	33,121,980
Other	2,941,098	3,392,997
Total assets	$ 1,503,180,658	$ 1,439,089,843

LIABILITIES AND EQUITY
Liabilities:
Term loan	$ 200,000,000	$ 200,000,000
Credit facility	122,450,000	56,950,000
Senior Notes Due 2023	245,925,443	245,845,320
Mortgage notes payable	117,716,265	118,903,258
Acquired lease intangible liabilities, net of accumulated amortization	81,908,906	85,283,882
Accounts payable and accrued expenses	14,557,317	11,923,998
Tenants' security deposits	3,613,634	3,422,910
Other liabilities	13,284,573	11,350,409
Total liabilities	799,456,138	733,679,777
Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 73,345,317 and 72,445,767 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	7,328	7,238
Additional paid-in-capital	740,528,002	732,701,858
Dividends in excess of earnings	(56,270,812)	(47,616,570)
Accumulated other comprehensive loss	(9,468,943)	(8,969,137)
Total Retail Opportunity Investments Corp. stockholders' equity	674,795,575	676,123,389
Non-controlling interests	28,928,945	29,286,677
Total equity	703,724,520	705,410,066
Total liabilities and equity	$ 1,503,180,658	$ 1,439,089,843

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Base rents	$ 27,536,904	$ 19,349,561
Recoveries from tenants	7,613,841	4,745,288
Mortgage interest	—	204,059
Other income	1,199,391	85,541
Total revenues	36,350,136	24,384,449

Operating expenses
Property operating	6,262,040	4,158,881
Property taxes	3,588,174	2,315,178
Depreciation and amortization	13,364,066	8,881,130
General and administrative expenses	2,560,852	2,767,687
Acquisition transaction costs	217,733	408,836
Other expense (income)	216,830	(31,106)
Total operating expenses	26,209,695	18,500,606

Operating income	10,140,441	5,883,843
Non-operating income (expenses)
Interest expense and other finance expenses	(6,874,198)	(3,825,151)
Equity in earnings from unconsolidated joint venture	—	231,194
Net income	3,266,243	2,289,886
Net income attributable to non-controlling interests	(134,558)	—
Net Income Attributable to Retail Opportunity Investments Corp.	$ 3,131,685	$ 2,289,886
Basic and diluted per share:	$ 0.04	$ 0.04
Dividends per common share	$ 0.16	$ 0.15

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

The following table provides a reconciliation of GAAP net income to FFO.

	Three Months Ended March 31,
	2014	2013

Net income attributable to ROIC	$ 3,131,685	$ 2,289,886
Plus: Real property depreciation	6,692,630	4,248,789
Amortization of tenant improvements and allowances	1,924,011	1,180,376
Amortization of deferred leasing costs	4,747,425	3,451,965
Depreciation attributable to unconsolidated joint ventures	—	352,076
Funds from operations	$ 16,495,751	$ 11,523,092

ROIC computes FFO in accordance with the "White Paper" on FFO published by NAREIT, which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property and impairments, plus real estate related depreciation and amortization, and after adjustments for partnerships and unconsolidated joint ventures. FFO as defined by ROIC may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.

CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net